Exhibit 10.3

RSU AWARD GRANT LETTER AND CERTIFICATE

To:    ______________________
From: Burford Capital (UK) Limited

__________, 20__
Dear _________________:

The Burford Capital 2016 Long Term Incentive Plan (the Plan)
Congratulations! By action of the Compensation Committee of Burford Capital Limited (the Company) Board of Directors, you have been granted a conditional Restricted Stock Unit award over _________ ordinary shares of the Company (the Award) pursuant to the Plan, effective as of _______, 20__. Your award in GBP is £_______, which is then converted into USD using the Bank of England Sterling to Dollar average FX Rate of _______ for the following three trading days: ________. The number of shares is then based on the average closing price on the New York Stock Exchange of $___ for the following three trading days: _________.
Vesting of the Award is subject to continued employment with the Company’s group (the Group).
Plan Requirements
Vesting

Except as provided below, you must be employed by the Group continuously from today until three years from the date of Award (the Vesting Date) to vest in the shares subject to the Award.
If you cease employment prior to the Vesting Date due to death, disability or retirement, you will continue to hold your Award until the Vesting Date as if you had not ceased employment. In such case, the number of shares that may vest may be reduced proportionately on a time basis to reflect the date of your cessation of employment in the Performance Period. If you cease employment for any other reason (including if your employment is terminated by the Group’s employing company), your Award will not vest.

Malus and Clawback
Awards are subject to standard malus and clawback provisions for up to five years from the Vesting Date. Some or all of the shares vested under your Award may be reduced or forfeited and/or the terms applicable to the Award revised in the following circumstances:

i.a material financial misstatement or miscalculation of the Company’s audited financial accounts;
ii.the assessment of any performance condition on vesting which was based on error, misleading information or inaccurate assumptions; or
iii.the gross misconduct of a participant.
Tax
A general summary of the current taxation treatment of Awards granted under the Plan is appended to this letter of grant and award certificate. It is provided as general guidance only and does not take account of your personal circumstances. You may therefore wish to take professional advice on your individual tax position.

It is a condition to the vesting of the shares under the Award that you will meet your income tax, social charge contributions or any other liability arising on such vesting in accordance with the rules of the Plan.

General
The detailed terms governing the Award are set out in the rules of the Plan which are legally binding and are deemed to be incorporated in this letter of grant (and in the event of any inconsistency the rules of the Plan will take precedence), and the Plan Global Deed Poll, which is available for inspection at the Company’s registered office.

The shares under the Award prior to vesting are not transferable except on a participant’s death and will be forfeited in the event of any assignment, charge, disposal or other dealing.

Please sign the attached form to acknowledge receipt of this Award and to your agreement to the terms of it within 30 days.

If you have any queries in relation to the Plan or the Award, please contact ________________.

We hope that the Award will further incentivize employees to work together for Burford’s future success!

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FORM OF ACKNOWLEDGEMENT
Grant of a conditional Restricted Stock Unit award under the Burford Capital 2016 Long Term Incentive Plan
I acknowledge receipt of my award dated ____________, 20__ under the Burford Capital 2016 Long Term Incentive Plan and agree to the terms of it.

Signature …………………………………………………….. Name:    …………………………………………………….. Date:    ……………………………………………………..

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TAX SUMMARY

This appendix contains a summary of the main UK tax implications of vesting of your Award. The summary is based on existing law and what Burford Capital understands to be current HMRC practice as at ________, 20__. The summary is intended as a general guide only and applies only to participants resident for tax purposes in the UK throughout the time between the date that the Award was granted to them and the time that it vests. It does not constitute tax advice to any individual participant. If you are in any doubt about your taxation position, or you are a resident or otherwise subject to taxation in a jurisdiction outside the UK and in particular if your tax residency changes during the period between grant and vesting, you should consult your own tax adviser immediately.

Grant of Award
No income tax charge arises on the grant of this Award.
Vesting of Award

The vesting of the shares under the Award will give rise to a charge to income tax and employee’s National Insurance Contributions for the tax year in which the shares under the Award vest on the market value of the shares acquired on vesting. Any income tax and employee’s NICs which are due on vesting must be paid under PAYE. You are required to reimburse the Company for any such taxation liability and the grant of the Award is conditional on your compliance with any arrangements specified by the Company for the payment of tax.

Disposal of shares under the Award
The disposal of the shares acquired on vesting will give rise to a capital gains tax (CGT) charge if your aggregate capital gains (less allowable losses) in the tax year exceed your CGT annual exemption for the relevant tax year. For the tax year ending ________, 20__ the annual exemption is £_____.

The CGT chargeable for each share will be calculated on the gain you have made from the sale i.e., the difference between the market value of a share (as appropriate) on the date of the sale (likely to be the value you sold it for) and the date your Award vested.

CGT is currently payable at a rate of 10 per cent, or, if you have combined taxable gains and income at or above the upper limit for the basic rate of income tax, 20 per cent. You will be required to pay any CGT due through self-assessment (see below).

If you have other holdings of shares (e.g., your own holdings or shares you get on vesting or exercise of other awards), the CGT treatment is more complicated and you are recommended to seek professional advice before deciding what to do. This is because complex CGT rules on identification of shares can affect the calculation of your CGT liability.

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Self-Assessment

Under the self-assessment rules, taxpayers are required to provide HMRC with all the information needed to calculate their taxable income (from all sources) and any chargeable gains. The calculation of the tax may be carried out by either the taxpayer or HMRC.

Even if you do not automatically receive a tax return, you must request one from the Inspector of Taxes for your tax district. You can find the contact details for your local tax office by visiting www.hmrc.gov.uk/local/individuals.

You are strongly recommended to put aside enough money so that you can pay any CGT that may arise on the sale of shares. The tax will generally be due on or before 31 January, in the year following the tax year in which the gain is made.

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